SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number 0-23708

                                CINAR Corporation
             (Exact name of registrant as specified in its charter)

                           1055 boul Rene-Levesque Est
                            Montreal, Quebec, Canada
                                     H2L 4S5
                                 (514) 843-7070
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

   Preferred Shares, Limited Voting Shares and Variable Multiple Voting Shares
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(i)       [ ]
         Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)       [X]      Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]


Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Cinar Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 30, 2004                      By:  /s/ JOHN LOH
                                              ------------------------------
                                                John Loh
                                                Director